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                                                                    Exhibit 99.2


FOR RELEASE at 8:00 a.m. Eastern Daylight Time, Friday, June 1, 2001 Emmet Stephenson, Jr., Chairman
(303) 399-2400



STARTEK SELECTS WILLIAM E. MEADE, JR. AS NEW PRESIDENT AND CEO


DENVER - StarTek, Inc. (NYSE:SRT) announced today that William E. Meade, Jr. has been elected President and Chief Executive Officer of StarTek, effective June 1, 2001. Mr. Meade succeeds Michael W. Morgan who has been elected Vice Chairman of the Board. Mr. Meade, age 44, has also been elected to the Board of Directors of the company, which expands the Board to six members.

         Bill Meade joins StarTek after serving for 2 years as President and CEO of WebMiles, a successful Utah based, customer loyalty startup. Prior to WebMiles, he was Senior Vice President of Business Development and Global Operations for the American Express Travelers Cheque Group. During his 13-year career with American Express, Mr. Meade was responsible for the development of five new stored value businesses and the reengineering and restructuring of four primary service delivery processes to achieve world-class quality and superior business performance. He was Senior Vice President, Emerging Business Group of the Stored Value Group for 3 years after having served as Senior Vice President, Service Delivery Reengineering for Travel Related Services, where he was responsible for all process reengineering of all inbound and outbound phone and mail, billing services, and remittance processing functions for 9 operating locations and 12,000 employees in North America. For 2 years prior, Mr. Meade was Senior Vice President, Customer Service for Travel Related Services following 3 years in The Netherlands where he spearheaded American Express's total quality management effort. From 1981 until 1987, Mr. Meade was with Citicorp's Retail Services Division and ended his career at Citicorp as Vice President and Director of Merchant Services. He graduated from Arizona State University with a Bachelor of Science degree in Political Science. His wife, Mary, a CPA, and his two children join him in Denver.

         Chairman A. Emmet Stephenson, Jr. stated, "This appointment reflects the culmination of a carefully planned process for the future of StarTek as it moves into its next chapter. Our company has grown dramatically in recent years and now has opportunities that were unavailable to us when we were a much smaller company. Bill Meade is uniquely qualified to assume the mantle of leadership, having repeatedly demonstrated vision and skill in guiding large organizations with superior strategies that produced outstanding results. He has extensive experience in the diverse disciplines of general management, total quality, operations, incentive marketing, customer loyalty, and financial services. Bill joins StarTek's winning team with the commitment to continue the long-term growth to which we are dedicated.

         "The Board of StarTek joins me and our 3500 employees in expressing our appreciation to Mike Morgan, who with an outstanding team of associates built StarTek into the successful


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enterprise it is today. Mike had a wonderful idea of how to deliver world class outsourced services to high technology clients, combined it with only a small amount of seed capital, and built a very profitable company that has compounded revenue at 37% per year and net income at 65% per year over the last 5 years to a level of $200 million in revenue and net income of nearly $20 million. StarTek has 12 facilities and operations on 3 continents from the UK to Singapore. StarTek was listed on the New York Stock Exchange at the time of its initial public offering on June 19,1997. During Mike's tenure, StarTek has been honored with membership in Business Week Magazine's 100 Best Small Companies, Fortune Magazine's 100 Fastest Growing Companies, Inc. Magazine's Hall of Fame, Standard and Poor's Small Cap 600 Index, and the Russell 2000 Small Cap Index. We are very pleased that Mike, who still has a large financial interest in StarTek, will remain on our Board to share his expertise and experience as our Vice Chairman.

Mr. Meade stated, "I am delighted to be joining the StarTek team, and I look forward to continued growth by bringing our clients a competitive advantage with our comprehensive portfolio of outsourced services."



                            FORWARD LOOKING STATEMENT

         The matters regarding the future discussed in this news release include certain forward-looking statements that involve specific risks and uncertainties. In accordance with the Private Securities Litigation Reform Act of 1995, the following are important factors that could cause StarTek's actual results to differ materially from those expressed or implied by such forward-looking statements. These include, but are not limited to, general economic conditions in the Company's markets, the loss of its principal clients, the loss or delayed implementation of a large project which could cause quarterly variation in StarTek's revenues and earnings, difficulties of managing rapid growth, dependence on key personnel, dependence on key industries and the trend toward outsourcing, risks associated with StarTek's contracts, investments, and notes receivable, risks associated with rapidly changing technology, risks of business interruption, risks associated with international operations and expansion, dependence on labor force, and highly competitive markets. Readers are encouraged to review Management's Discussion and Analysis of Financial Condition and Results of Operations--Factors That May Affect Future Results and all other disclosures appearing in the Company's Form 10-K and 10-Q filings with the Securities and Exchange Commission.